Exhibit 99.4

CHARTER OF THE Nominating and Corporate Governance
Committee
OF THE BOARD OF DIRECTORS
of New Iceland Arctic Acquisition Corp.

PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of New Iceland Arctic Acquisition Corp. (the “Company”) is to:

●	identify, review, evaluate and communicate with candidates qualified to become Board members or nominees for directors of the Board consistent with criteria approved by the Board;

●	recommend that the Board select the director nominees for the next annual meeting of shareholders;

●	oversee the Company’s corporate governance functions and develop, recommend to the Board and update as necessary a set of corporate governance guidelines applicable to the Company;

●	oversee the evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

●	make other recommendations to the Board relating to the directors of the Company.

COMPOSITION

The members of the Committee, including the Chairperson, will be members of the Board appointed by, and will serve at the discretion of, the Board. Vacancies occurring on the Committee will be filled by the Board. Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee.

The Committee will consist of at least three members of the Board. Each member of the Committee will satisfy (i) the independence and other requirements imposed by applicable law and listing requirements of any stock exchange on which the Company’s securities are then-listed (the “Exchange”), and (ii) any other qualifications determined by the Board.

AUTHORITY

The Committee will have access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Committee. If the Committee concludes that it must retain legal, accounting or other outside advisors, it may do so and determine compensation terms for those advisors at the Company’s expense. The Committee may also pay any ordinary administrative expenses it deems appropriate in carrying out its duties at the expense of the Company. The Committee will have authority to require that any of the Company’s personnel or outside advisors attend any meeting of the Committee or meet with any member of the Committee or any of its advisors. The Committee may delegate its authority to a member or members (or form and delegate authority to one or more subcommittees consisting of one or more members of the Board (whether or not he, she or they are on the Committee)) to the extent allowed under applicable law and Exchange listing requirements.

RESPONSIBILITIES

The members of the Committee are not employees of the Company, and they do not perform management’s functions. The Committee relies on the expertise and knowledge of management and serves in an oversight capacity.

The Committee shall have the following responsibilities.

1. Director Nominations. The Committee will identify, review, evaluate and communicate with candidates, including nomination of incumbent directors for reelection and nominees recommended by shareholders, to serve on the Board (subject to the Company’s governing documents and provided that, prior to the Company’s initial business combination, holders of the Company’s public shares will not have the right to recommend director candidates for nomination to the Board) . The Committee will use criteria approved by the Board, including consideration of the potential conflicts of interest, director independence and other requirements. The Committee will monitor and evaluate the composition, organization and size of the Board. The Committee will also have the power and authority to establish any policies, requirements, criteria and procedures relating to its activities, and will make recommendations to the Board regarding nominees for director at the next annual meeting. The Committee’s power and authority includes establishing policies and procedures to facilitate shareholder communications with the Board. The Committee will also have the power and authority to make any disclosures required by applicable law in the course of exercising its authority.

2. Board and Committee Self-Evaluation. The Committee will annually oversee a self-evaluation of the Board to determine whether the Board and its committees are functioning effectively. As appropriate, the Committee will make recommendations to the Board for areas of improvement. The self-evaluation shall include evaluation of (a) the Board’s and each committee’s contribution as a whole and effectiveness in serving the best interests of the Company and its shareholders, (b) specific areas in which the Board and management believe that the performance of the Board and its committees could be improved and (c) overall Board composition and makeup. The Committee will also consider the independence of directors and the requirements imposed by applicable law and Exchange listing requirements.

3. Board Committee Membership. The Committee will oversee the Board’s committee structure and operations, including authority to delegate to subcommittees and committee reporting to the Board. The Committee will evaluate individual directors’ interests and both current and prospective director independence, experience and the independence and requirements imposed by applicable law and Exchange listing requirements and recommend to the entire Board annually the chairmanship and membership of each committee.

4. Shareholder Communications. The Committee shall periodically review and make recommendations to the Board regarding the Company’s process for shareholder communications with the Board and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

5. Review Possible Conflicts of Interest. The Committee shall consider possible conflicts of interest of officers and directors as set forth in the Company’s Code of Business Conduct and Ethics (the “Code”), review and make a determination regarding any requests for authorization for potential or actual conflicts of interest from officers and directors, including reviewing, as necessary, any officer’s request to accept a directorship position with another company, and make recommendations to the Board to prevent, minimize or eliminate such conflicts of interest.

6. Orientation and Continuing Education. The Committee shall implement an orientation process for new directors and may institute plans or programs for the continuing education of directors, as it deems appropriate.

7. Corporate Governance Guidelines. The Committee will periodically review and assess the adequacy of the Company’s corporate governance guidelines and, as appropriate, will recommend any proposed changes to the Board for its consideration and approval.

8. Leadership Structure. The Committee shall consider the Board’s leadership structure and review and discuss the narrative disclosure regarding the Board leadership structure and role in risk oversight to be included in any public filing with the Securities and Exchange Commission.

9. Ethical Compliance. The Committee will review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure compliance with applicable laws and Exchange listing requirements, including the Code. The Committee will consider any request by directors or executive officers of the Company for a waiver from the Code. Any approved waivers shall be promptly disclosed as required by applicable law and Exchange listing requirements.

10. Procedures for Information Dissemination. The Committee will periodically review the processes and procedures used by the Company to provide information to the Board and its committees and the scope of such information and make recommendations to the Board and management for improvement as appropriate.

11. Regulation FD Oversight. The Committee shall oversee the Company’s compliance with Regulation FD (Fair Disclosure) under the Securities Exchange Act of 1934, as amended, including oversight of the Regulation FD Compliance Officer’s administration of the Company’s Regulation FD Policy. The Committee shall periodically review the adequacy and effectiveness of the Company’s Regulation FD Policy and related procedures and recommend any proposed changes to the Board for its consideration and approval.

12. Indemnification and Insurance. Review and make recommendations regarding directors’ and officers’ indemnification and insurance matters.

13. Committee Self-Assessment; Charter Review. The Committee will annually evaluate its performance. The Committee shall also review and assess the adequacy of this Charter annually and shall recommend any proposed changes to the Board for its consideration and approval.

14. General Authority. The Committee shall perform such other functions and have such other powers as may be necessary or appropriate in the discharge of any of the foregoing.

15. Chairperson Responsibility. In addition to the responsibilities above, the Chairperson shall jointly establish the agendas for the meetings of the Board with the Chief Executive Officer.

MEETINGS AND MINUTES

The Committee will meet whenever its members deem a meeting necessary or appropriate, but not less than annually. The Committee will determine where and when to meet. Unless otherwise determined by the Committee, each regularly scheduled meeting will conclude with an executive session that excludes members of management. From time to time, or when requested by the Board, the Chairperson will report to the Board.

The Committee will maintain written minutes of its meetings and regularly report to the Board on its actions and recommendations. The Committee may act by unanimous written consent; when it does so, those actions will be filed in the minute book.

PUBLICATION

The Company shall make this charter freely available to shareholders on request and, provided that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, shall publish it on the Company’s website.